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                             [LETTERHEAD OF KPMG]

May 17, 1999


Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Roper Industries, Inc. and, under date of December 4, 1998, we reported on the consolidated financial statements of Roper Industries, Inc. and subsidiaries as of October 31, 1998 and 1997 and for each of the years in the three-year period ended October 31, 1998. On May 13, 1999, our appointment as principal accountants was terminated. We have read Roper Industries, Inc.'s statements included under Item 4 of its Form 8-K dated May 17, 1999, and we agree with such statements.

                                                       Very truly yours,

                                                       KPMG LLP